Exhibit 99.1

February 1, 2016

Dear Shareholder:

Enclosed (unless you have direct deposit) is your February 1, 2016, dividend for Civista Bancshares, Inc.

Based upon our preliminary determination, the earnings for 2015 were $11,291,000 or $1.44 basic per share earnings available to common shareholders. This compares to 2014 earnings of $7,655,000, or $0.99 basic per share earnings available to common shareholders, a 47.5% increase.

Our net interest income for the year 2015 was $47,392,000. This compares to $41,866,000 for 2014. This is a result of continued loan growth and continued decreases in our cost of funding. Loans increased 9.5% to a total of $1,001,527,000 at year end 2015. The loan portfolio generated $44,784,000 in interest and fees for 2015 compared to $40,032,000 in 2014. Interest expense for the year 2015 was $3,309,000 compared to $4,104,000 for 2014, a 19.4% decrease.

Deposits increased 8.6% for the year 2015, but within the deposit structure we enjoy continued strong growth in non-interest bearing deposits which are 28.6% of our deposits. While some of this can be attributed to limited interest bearing alternatives, we have made strong efforts in attracting and retaining commercial deposits in step with our commercial lending. Along with building our low cost funding, this provides fee opportunities in cash management type products. Service charges on deposits increased 10.6% for the year 2015.

Total non-interest income increased 2.9% for the year 2015 and non-interest expenses also increased 2.9% for 2015. For the year 2015 we expensed $1,200,000 for the reserve for loan loss down slightly from the $1,500,000 in 2014.

Overall, we are pleased with the results of 2015. Beyond the loan growth and bottom line performance, we completed the Dayton acquisition, open a new loan production office in Mayfield Heights, Ohio, completed our rebranding efforts, and completed changes in our bylaws with the strong support of you, the shareholder. We believe we are positioned for continued success.

We were saddened with the passing of George Mylander on January 3, 2016. Mr. Mylander was a member of our boards from 1965 to 2006 and was our largest single shareholder. Mr. Mylander was dedicated to Sandusky and used his resources and influence for the betterment of the community. Responding to questions we have received, Mr. Mylander arranged for his ownership to transfer to his foundation where it will continue to provide funding for community projects.

You will be receiving your annual report and proxy by mid-March. It will contain more detail on the 2015 performance. As always, I would also encourage you to read the material and vote your shares. Your votes and comments are important. We do look at this.

The annual shareholders meeting will be April 19, 2016 at 10:00 A.M. at the Firelands Campus of BGSU in Huron, Ohio. We hope to see you there.

If you have any questions, a call is always welcomed.

Very truly yours,

/s/ James O. Miller
James O. Miller
President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.